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                                                                    EXHIBIT 4.15
                         FOURTH SUPPLEMENTAL INDENTURE

     THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of July 1, 1998, is executed by Naporano Iron & Metal Co., a New Jersey corporation ("Naporano") and NIMCO Shredding Co., a New Jersey corporation ("NIMCO") both of which are wholly-owned subsidiaries of METAL MANAGEMENT, INC., a Delaware corporation (the "Company"), for the sole purpose of granting a guarantee under the Indenture (as amended from time to time, the "Indenture"), dated as of May 13, 1998, with respect to the Company's 10% Senior Subordinated Notes due 2008 (the "Notes"), entered into among the Company, the Guarantors (as defined therein) and LASALLE NATIONAL BANK, as trustee (the "Trustee").

                             PRELIMINARY STATEMENT

     The Company, the Guarantors and the Trustee have entered into the Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 4.18 of the Indenture expressly provides that any Restricted Subsidiary (i) that has assets or revenues in any fiscal year in excess of $200,000 or (ii) that is not a Guarantor and is a borrower under the Senior Credit Facility shall execute a supplemental indenture to become a Guarantor of the Company's Notes. Pursuant to Section 4.18 of the Indenture, Naporano and NIMCO hereby execute this Fourth Supplemental Indenture to a become Guarantor of the Company's Notes. Each of Naporano and NIMCO, has by Board Resolution, authorized this Fourth Supplemental Indenture. The Trustee has determined that this Fourth Supplemental Indenture is in form satisfactory to it.

     NOW, THEREFORE, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture from and after the date of this Fourth Supplemental Indenture, as follows:

     Section 1. Guarantee on the Notes.

     Naporano and Nimco each hereby subjects itself to the provisions of the Indenture as a Guarantor in accordance with Article 11 of the Indenture.

     Section 2. Counterparts

     This Fourth Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.


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     IN WITNESS WHEREOF, the undersigned have caused this Supplemental
Indenture to be duly executed by its respective officers as of the day and year first above written.

                                   NAPORANO IRON & METAL CO.


                                   By:   /s/ DAVID A. CARPENTER
                                       ---------------------------------
                                         David A. Carpenter
                                         Vice President


                                   NIMCO SHREDDING CO.



                                   By:   /s/ DAVID A. CARPENTER
                                       ---------------------------------
                                         David A. Carpenter
                                         Vice President



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